Exhibit 77C

NSAR -- Alliance California Municipal
Income Fund, Inc.
811-10575


RESULTS OF STOCKHOLDERS
MEETING
(unaudited)

The Annual Meeting of Stockholders of
Alliance California Municipal Income Fund,
Inc. (the Fund) was held on March 27, 2014. A description of the proposals and number of shares voted at the Meeting are as follows:

1. To elect three Directors for a term of three years and until his successor is duly elected and qualifies.
Class Two (term expires 2017)

2. To elect two Preferred Directors for a term of two years and until his successor is duly elected and qualifies.
Class One (term expires 2016)






Voted for
Authority
Withheld





Class Two (term expires 2017)
Common Shares:



William H. Foulk, Jr.
7,399,448
267,037

D. James Guzy
7,375,948
290,537

Robert M. Keith
7,414,052
252,433





Class One (term expires 2016)
Preferred Shares:



John H. Dobkin
1,828
18

Michael J. Downey
1,828
18